EXHIBIT 99.2
FOR IMMEDIATE RELEASE
Capstone Turbine Announces Preliminary Third Quarter Fiscal 2007 Operating Results
CHATSWORTH, Calif.—(BUSINESS WIRE) — Jan 19, 2007 — Capstone Turbine Corporation, (www.microturbine.com; Nasdaq: CPST), today reported that it expects its fiscal third quarter 2007 revenue to exceed analysts’ consensus. The company said it expects revenue for the quarter of approximately $5.7 million, exceeding analysts’ consensus estimate of $3.6 million. This estimate reflects an increase of approximately 97% over the revenue recorded for the previous quarter ended September 30, 2006 of $2.9 million.
The company also expects its cash and cash equivalents balance to decrease by approximately $13.9 million to $25.5 million as of December 31, 2006, from the $39.4 million balance at September 30, 2006. The decrease in cash and cash equivalents reflects the timing of cash receipts on the increased revenue for the quarter and payments of the company’s short-term liabilities. However, upon successful closing of the equity offering also announced today, the company expects a cash and cash equivalents balance of approximately $68.0 million.
In addition, the company expects its backlog to improve to $8.1 million, or an increase of 19%, from the $6.8 million as of September 30, 2006.
“We are pleased to report that our third quarter revenue of approximately $5.7 will substantially exceed analysts’ expectations and almost double the $2.9 million in revenue reported for the second quarter,” said Darren Jamison, President and CEO of Capstone Turbine Corporation. “The third-quarter revenue reflects significant increases in product sales in the North American, European and Russian markets,” added Jamison.
The information set forth above is estimated and is subject to change. The company is currently finalizing its financial statements for the third quarter ended December 31, 2006. Complete results for that quarter will be announced at the close of the market on Friday, February 9, 2007. The company also will hold a live conference call and webcast to discuss its financial results. Any investor or interested individual can listen to the webcast, which is scheduled to begin at 1:45 p.m. PST (4:45 p.m. EST) on February 9, 2007, by logging on the company’s investor relations webpage at www.microturbine.com. A replay of the webcast will be available on the site for 90 days.

About Capstone Turbine
Capstone Turbine Corporation (www.microturbine.com; Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine™ systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.
“Capstone Turbine Corporation” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.
This press release contains “forward-looking statements,” as that term is used in the federal securities laws, with regard to its financial results for the third quarter ended December 31, 2006. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Actual results could vary significantly based on a variety of factors, including factors described in Capstone’s filings with the Securities and Exchange Commission, which may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Source:	Capstone Turbine Corporation
Contact:	Capstone Turbine Corporation
Alice Barsoomian, 818-407-3628